                                                                    EXHIBIT 99.1


                         DEFERRED COMPENSATION PLAN FOR

                         EMPLOYEES OF THE BOEING COMPANY

1.    Purpose.    The purpose of the Deferred Compensation Plan for Employees of
      The Boeing Company (the "Plan") is to provide a means by which eligible employees may defer payment of base salaries and of awards made under the Company's Incentive Compensation Plan (the "ICP").

2.    Eligibility.    Any Executive Payroll employee, including those employed
      by an affiliate or subsidiary of the Company which, pursuant to the provisions prescribed therein, has adopted The Boeing Company Employee Retirement Plan, the Voluntary Investment Plan and the Employee Financial Security Plan, shall be eligible to participate in this Plan; provided, that the Committee shall designate those Executive Payroll employees who are eligible to elect salary deferrals hereunder.

3.    Elections.    An eligible employee may elect deferrals, by executing
      and delivering to the Company a notice which shall state:

                  in the case of salary deferrals, the percentage of the
            Participant's base salary (but not more than 50% thereof) to be deferred in each regular pay period, and in the case of deferrals of ICP cash awards, the percentage of the award to be deferred (which shall be all or any portion thereof), and in the case of ICP awards other than in cash, an election to defer such award (such election to apply to all of any non-cash award), and with respect to any of the above elections, the method for crediting investment earnings on deferred amounts.

            A notice of election will remain in effect until changed by a subsequent notice to the Company increasing or decreasing the percentage of future salary or ICP cash awards to be deferred, terminating an election to defer non-cash ICP awards, or changing the method for crediting investment earnings on future deferrals. Any election or change in election must be made by December 1 to be effective for a salary deferral for the following year, or for any cash or non-cash award made under the ICP in the following year, or for changing the earnings credit method for deferrals made in the following year.

            A Participant may request that the Committee approve cancellation of a salary deferral election during the year for which such deferral was elected. No such request shall be approved except upon a showing of substantial hardship not capable of being alleviated through the use of other resources reasonably available to the Participant. If approved, such cancellation shall have prospective effect only, from the date of such approval.

            If a Participant terminates participation in this Plan, all amounts accumulated in the Participant's account prior to termination will continue to be held subject to the Plan.

            For purposes of the Plan, a "Participant" means an employee or former employee having an account under the Plan.

4.    Earnings Credits on Deferred Amounts.    All amounts deferred under the
      Plan shall be credited to the Participant's Plan account at the time an award is made.

      Each account shall be credited with earnings thereon, under the Interest Credit method or the Stock Unit method, at the election of the Participant, such election to be irrevocable once made. In the absence of an election, the Interest Credit method shall be used.

      Interest Credit Method.    A Participant's account shall be credited
      monthly with interest on all amounts in that account during the preceding month.

      Interest will be computed during each calendar year at the mean between the high and the low during the first eleven months of the preceding year of yields on Aa-rated industrial Bonds as reported by Moody's Investors Service, Inc., rounded to the nearest 1/4th of one percent. The Company will notify Participants annually of the established interest rate.

      Stock Unit Method.    At the time an award is made, the Participant's
      Stock Unit account shall be credited with the number of shares of the Company's common stock that could be purchased with the award, based on the Fair Market Value of such stock on the day of the award (or on the next business day on which the New York Stock Exchange (the "Exchange") is open, if the Exchange is closed on the day of the award) excluding commissions, taxes, and other charges; and such number (carried to two decimal places) shall be recorded as stock units in the Participant's account, for bookkeeping purposes only. For purposes of the Plan, "Fair Market Value" equals the mean of the high and low per share trading prices for the common stock of the Company as reported in The Wall Street Journal for the "New York Stock Exchange - Composite Transactions" for a single trading day. The number of stock units in an account shall be appropriately adjusted to reflect stock splits, stock dividends, and other like adjustments in the Company's common stock.

      Each Participant's Stock Unit account periodically shall be credited with the number of shares of the Company's common stock that could be purchased, as set forth in the preceding paragraph, by an amount equal to the cash dividends that would be payable on the number of shares of the Company's common stock that equals the number of stock units in a Participant's Stock Unit account. The Company will notify Participants annually of the number of stock units, and the dividend equivalents, credited to their Stock Unit account.

      The Committee may authorize an irrevocable one-time election by Participants, to elect the Stock Unit method for Plan balances as of December 31, 1993.

5.    Payment.    The timing and manner of distribution of amounts held under the Plan shall be determined by the Committee in its sole discretion, but distributions shall commence no later than the January 15, or such later date as may be otherwise determined by the Committee, immediately following the year in which the Participant reaches age 70-1/2. For Participants subject to Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder ("Section 16"), distributions shall commence no earlier than as set forth in this section. A Participant may submit an election to the Committee, stating the number of years over which the Participant requests that payment be made (which shall be between 1 and 15 years), the initial year of payment, and the payment option (in the case of payments to be made over 2 or more years). The election shall be submitted to the Committee by not later than December 1 of the year following the year of termination of the Participant's employment by the Company. Distribution shall be made in accordance with the election unless the Committee determines that the distribution should be made at some different time or in some different manner.

      The payment options (in the case of payments to be made over 2 or more years) shall be as follows:

                  Approximate Equal Option.    The amount payable to the
            Participant each year shall be computed by the Company so that the aggregate amount of cash or stock in a Participant's account under the Plan shall be distributed in approximately equal installments in each year for which deferred compensation payments are to be made; or

                  Fractional Option.    The amount payable to the Participant
            each year shall be computed by multiplying a fraction, the numerator of which is one and the denominator of which is the number of years remaining in the distribution period, by the balance in the account on January 1 of such year.

      Under either option, the Participant's account shall be debited at the time of payment.

      An approved payment period and payment option shall be applicable to the Participant's total aggregate deferred compensation accounts under the Plan, including any accounts previously maintained that have been combined into an amount under this Plan. Participants who have filed elections prior to January l, 1993, may by December 1, 1993, revise such elections (subject to Committee approval) to reflect the payment periods and payment options permitted by the foregoing provisions, or may cancel such elections and defer making an election until such time as is permitted by the foregoing provisions.

      Distributions from a Participant's Stock Unit account shall be paid in cash. Following a Participant's termination of employment (or for Participants subject to Section 16, following the period the Participant is so subject and for six months thereafter), distributions may be made in stock at the written election of the Participant. The cash distribution shall equal the cash value, on the date as of which the distribution is calculated (which shall be the first business day in January unless some other date is prescribed by the Committee), of the number of whole shares of Company common stock then distributable to such Participant, based on the Fair Market Value of such stock on that date, or the next day on which the Exchange is open, if the Exchange is closed on the date the distribution is calculated. Any distribution in stock shall be in whole shares of the Company's common stock equal in number to the whole number of stock units credited to the Participant's account under the Stock Unit method. No fractional shares shall be distributed and any account balance remaining after a stock distribution shall be paid in cash.

      Except as provided below with respect to the Stock Unit accounts of Participants subject to Section 16, a Participant may request that amounts credited to his account under the Plan be distributed prior to the termination of his employment with the Company, or that an approved method of payment of his Plan account be changed. Any such request shall set forth the reason therefor, and is subject to approval by the Committee in its sole and absolute discretion. Any request for a distribution prior to termination of employment must be submitted to the Committee by no later than December l of the year prior to the year in which the distribution is requested to be made. No request for distribution prior to termination of employment will be approved if the Participant also has elected to defer any portion of an award under the Company's Incentive Compensation Plan to be made in the calendar year in which the requested distribution is to be made. A Participant may request that any or all amounts accumulated under this Plan be distributed except for any amounts, and any interest or dividends credited thereon, which were deferred in the calendar year in which the request for distribution is submitted. To the extent required for exemption under Section 16, distributions prior to termination of employment shall not be permitted under this Plan from amounts deferred to a Stock Unit account by a Participant who is subject to Section 16, except in the case of the Participant's disability. Disability, for these purposes, shall mean a condition entitling the Participant to Disability Retirement under the Company's Retirement Plan. For Participants subject to Section 16, no change to the timing of or payment option for payments from a Stock Unit account shall be considered or allowed during the period the Participant is subject to Section 16 and for any required Section 16 reporting period thereafter.

      The Committee may establish guidelines for its own use and the use of its delegates in considering any such request or any other request or election under the Plan, but such guidelines shall not in any way limit the Committee's discretion in acting upon a request or election, or in determining the timing and manner of any distributions to be made under the Plan.

      Distributions under the Plan shall be subject to withholding for taxes and other charges, as required by law, and the Company shall deduct from any such distribution any amounts owed by the Participant to the Company. For those distributions in stock, required withholding will be taken from the common stock which would have been received.

6.    Beneficiaries.    A Participant may designate one or more beneficiaries to
      receive distributions from the Plan, upon the death of the Participant. If no beneficiary has been designated, all such amounts shall be paid to the personal representative of the Participant. Except as provided in the following paragraph, the death of a Participant shall not affect the timing or manner of distributions from the Participant's account.

      A Participant may elect that one or more fixed payments be made from his account under the Plan, to his personal representative or designated beneficiary, following his death. Such payments, if approved by the Committee, shall be made within 15 months after the Participant's death. Any amounts thereafter remaining in the account will be distributed at the time and in the manner approved by the Committee.

7.    Termination or Amendment of the Plan.    This Plan may be terminated,
      modified, or amended from time to time by resolution of the Board of Directors. If the Plan is terminated, all amounts accumulated prior to termination will continue to remain subject to the provisions of the Plan as if the Plan had not been terminated.

8.    Participant's Rights.    Amounts deferred and accumulated under the Plan
      remain the property of the Company, and no Participant or other person shall acquire any property interest in the account or any other assets of the Company on account of participation in the Plan, the Participant's rights being limited to receiving from the Company the payments provided for in the Plan. The Plan is unfunded and to the extent that any Participant acquires a right to receive payments from the Plan, such rights shall be no greater than the right of an unsecured creditor of the Company.

      Except to the extent provided in the final paragraph of Section 5 of the Plan, the right of a Participant, his legal representative or beneficiary to receive payments from the Plan shall not be subject to anticipation, sale, assignment, pledge, encumbrance or charge, nor shall such right be liable for or subject to the debts, contracts, liabilities or torts of the Participant, his legal representative or beneficiaries.

9.    Powers of Compensation Committee.    The Compensation Committee of the
      Board of Directors (the "Committee") shall have full power and authority to construe and interpret this Plan. The Committee may from time to time delegate such of its functions hereunder as it may determine, to one or more of the officers of the Company, on such terms and conditions as the Committee may decide. Decisions of the Committee or its delegates shall be final and binding upon the Participants, their legal representatives and beneficiaries. Approval by the Committee or its delegates of any election or request made by a Participant pursuant to the Plan shall be subject to the sole discretion of the Committee or such delegates.